Exhibit 1(c)

                    SECOND AMENDMENT DATED SEPTEMBER 30, 2001

          TO JANUS ADVISER SERIES TRUST INSTRUMENT DATED MARCH 22, 2000

         Pursuant to authority granted by the Trustees, Schedule A of the Trust Instrument is amended as follows to reflect the change in name of Janus Adviser Equity Income Fund to Janus Adviser Core Equity Fund:

                                   SCHEDULE A

SERIES OF THE TRUST

Janus Adviser Aggressive Growth Fund

Janus Adviser Balanced Fund

Janus Adviser Capital Appreciation Fund

Janus Adviser Core Equity Fund

Janus Adviser Growth Fund

Janus Adviser Growth and Income Fund

Janus Adviser Strategic Value Fund

Janus Adviser Global Value Fund

Janus Adviser International Fund

Janus Adviser Worldwide Fund

Janus Adviser Flexible Income Fund

Janus Adviser Money Market Fund




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